Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE

FORM S-8

(Form Type)

NETSOL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Equity	Common Stock, $0.01 par value per share	457	(a)	1,100,000	$3.05	.00015310
Total Offering Amounts				1,100,000	$3,355,000		$513.65
Total Offsets							—
Net Fees Due							$513.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of NetSol Technologies, Inc. (the “Registrant”) which become issuable under the Registrant’s 2025 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend recapitalization or similar transaction which results in an increase in the number of the outstanding shares of Common Stock of Registrant.
(2)	Represents 1,100,000 shares of Common Stock that were approved for issuance under the Plan on April 30, 2025 by the Registrant’s Board of Directors and which was approved by the Registrant’s shareholders at the shareholders’ annual meeting held on June 24, 2025.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on NASDAQ on July 7, 2025.
(4)	The Registrant does not have any fee offsets.